Exhibit 99.1

Tribune Publishing Appoints Denise Warren As President of Digital, CEO of East Coast Publishing and EVP

Accomplished Digital Executive and New York Times Alumnus to Accelerate Tribune Publishing’s Digital Strategy; Oversee Six East Coast Media Groups

CHICAGO--(BUSINESS WIRE)--May 13, 2015--Tribune Publishing Company (NYSE:TPUB) today announced that former New York Times executive Denise Warren will join the Company next month to direct Tribune Publishing’s digital strategy and operations and oversee the Company’s six East Coast media groups and its Corporate Development unit. Warren, who will be President of Digital, CEO of East Coast Publishing and an EVP, will be based in New York City and will report to Tribune Publishing CEO Jack Griffin.

A results-oriented leader with an extensive track record for driving transformational change, Warren will work with executives at each Tribune Publishing business unit to optimize digital products and execute digital business plans and monetization initiatives.

As President of Digital, Warren will lead Tribune Publishing’s digital initiatives, including corporate digital teams in product development, digital circulation, audience development, analytics, advertising operations, digital marketing services and business development. She will partner with Tribune Publishing executives at the local and national levels on digital monetization strategies as the Company continues to build its capabilities in Content Marketing, Programmatic and other digital revenue development initiatives. Warren also will have direct oversight for Tribune Publishing’s Classified digital advertising verticals in automotive, recruitment and real estate. Collectively, Tribune Publishing’s portfolio of digital products reach more than 41 million unique visitors across all screens every month1.

As CEO of East Coast Publishing, Warren will have overall responsibility for the Sun-Sentinel Media Group in South Florida; Orlando Sentinel Media Group; The Baltimore Sun Media Group; Hartford Courant Media Group; Daily Press Media Group in Newport News, VA, and Morning Call Media Group in Allentown, PA.

Warren most recently served as Executive Vice President of Digital Products & Services for The New York Times, leading day-to-day operations for the newspaper’s digital business. She is widely credited with overseeing the Times’ paid digital subscription model – which ushered in the industry standard for monetizing premium digital content. During her tenure as EVP and General Manager of nytimes.com, Warren oversaw numerous digital product and feature launches including the industry-leading NYT iPad app, redesigned iPhone app, the introduction of Android Apps and the successful 2014 re-launch of nytimes.com on desktop and mobile platforms. Additionally, she oversaw initiatives to build a stronger more personalized digital experience, including the addition of such features as a recommendation engine, enhanced video content, social media share tools and more. She also launched partnership initiatives such as NYT Everywhere, a program to bring content to third-party platforms.

Prior to that assignment, Warren served as Chief Advertising Officer for The New York Times Media Group and was responsible for advertising across all platforms, including print, digital and mobile ad sales. In that position, she integrated once-disparate print and digital sales teams and developed innovative new print and digital advertising units. Under her leadership, digital advertising revenue grew more than 115 percent.

“Accelerating the transition to digital is at the heart of Tribune Publishing’s transformation plan. We are very fortunate to have Denise, a visionary leader with an outstanding track record in digital innovation, join our team to help move our business forward,” said Griffin. “Denise has a proven track record for uniting digital and print teams, for building and scaling digital businesses, and for creating engaging experiences that appeal to consumers and marketers. Additionally, she has championed growth through collaboration and innovation. Denise will be instrumental in helping our Company extend the reach and revenue of our premium digital brands.”

“I care deeply about the mission of journalism and am proud to join Tribune Publishing to help further the transformational efforts underway with its iconic brands,” said Warren. “Though a 167-year-old company, Tribune Publishing has the energy of a start-up necessary to win. With the right focus, we will ensure that these powerful brands continue to deliver the deeply engaging and rich experiences across all platforms for years to come.”

In her 26 years with The New York Times Company, Warren served in numerous other capacities including Senior Vice President of Strategic Planning, Director of Marketing and Business Manager.

Warren currently serves on the Board of Directors for Electronic Arts, the Redwood, Calif.-based video game developer. She is a Certified Public Accountant (non–current) and holds a bachelors of science and management degree from Tulane, as well as an MBA from Fordham University. She began her career as a financial analyst with Coopers & Lybrand (now PricewaterhouseCoopers).

About Tribune Publishing

Tribune Publishing Company (NYSE:TPUB) is a diversified media and marketing-solutions company that delivers innovative experiences for audiences and advertisers across all platforms. The company’s diverse portfolio of iconic news and information brands includes 11 award-winning major daily titles, more than 60 digital properties and more than 180 verticals in markets, including Los Angeles; San Diego; Chicago; South Florida; Orlando; Baltimore; Carroll County and Annapolis, Md.; Hartford, Conn.; Allentown, Pa.; and Newport News, Va. Tribune Publishing also offers an array of customized marketing solutions, and operates a number of niche products, including Hoy, El Sentinel, making Tribune Publishing the country’s largest Spanish-language publisher. Tribune Publishing Company is headquartered in Chicago.

1 ComScore multiplatform report as of April 15, 2015

(TPUB-C)

CONTACT:
Tribune Publishing
Matthew Hutchison, 312-222-3305
Senior Vice President, Corporate Communications
matt.hutchison@tribpub.com
or
Dana Meyer, 312-222-3308
Manager, Corporate Communications
dmeyer@tribpub.com
or
Kimbre Neidhart, 469-528-9366
Assistant Treasurer & Investor Relations
kneidhart@tribpub.com
or
Jenni Gilmer, 469-528-9357
Manager, Investor Relations
jgilmer@tribpub.com